EXHIBIT 99.1

NEWS RELEASE

FOR INFORMATION CONTACT:

Glimcher Realty Trust
150 East Gay Street
Columbus, Ohio 43215
www.glimcher.com

Carolee J. Oertel
Manager, Investor Relations
coertel@glimcher.com
(614) 887-5613

FOR IMMEDIATE RELEASE
Monday, January 24, 2005

GLIMCHER REALTY TRUST BOARD NAMES
MICHAEL P. GLIMCHER CHIEF EXECUTIVE OFFICER

COLUMBUS, OH—January 24, 2005—Glimcher Realty Trust (NYSE: GRT) announced today that its Board of Trustees has elected Michael P. Glimcher, 37, as its new Chief Executive Officer. Mr. Glimcher joined the Company in 1991 and was appointed President in 1999, a title he will maintain. He has served as a member of the Board of Trustees since 1997. Herbert Glimcher, a nationally recognized innovator in the field of shopping center development and the founder of the Company, will continue as Chairman of the Board of Trustees.

Michael Glimcher said, “I am honored by the vote of confidence that the Board has expressed in my leadership and greatly appreciate my appointment to CEO. We have a strong management team and an exceptional group of associates throughout the organization. Now that we have successfully transitioned to a regional mall focus and strengthened our balance sheet, we are poised to continue the growth of Glimcher.”

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York stock exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G”, respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

--30--